DISTRIBUTION AGREEMENT

     AGREEMENT made this 1st day of May, 1990, by and between The Prudential Series Fund, Inc. (the "Fund"), a Maryland corporation, and Pruco Securities Corporation ("Distributor"), a New Jersey corporation.

                                   WITNESSETH:

     WHEREAS, the Fund is registered under the Investment Company Act of 1940 as a diversified open-end investment company and proposes to offer its shares continuously to the separate accounts listed on Schedule A hereto, as well as any other separate accounts hereafter established (collectively, the "Accounts") to fund the benefits under variable life insurance and variable annuity contracts (the "Contracts") issued by The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, and The Prudential Life Insurance Company of Arizona;

     WHEREAS, the Fund is comprised of separate Portfolios, each of which pursues its investment objective through separate investment policies;

     WHEREAS, Distributor is registered under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.; and

     WHEREAS, the Fund and the Distributor wish to enter into an agreement to have the Distributor act as the Fund's principal underwriter for the sale of the Fund's shares to the Accounts;

     NOW, THEREFORE, the parties agree as follows:

     1. APPOINTMENT OF THE DISTRIBUTOR

     The Fund hereby appoints the Distributor as the principal underwriter and distributor of the Fund to sell its shares to the Accounts and the Distributor hereby accepts such appointment.

     2. EXCLUSIVE NATURE OF DUTIES

     The Distributor shall be the exclusive representative of the Fund to act as principal underwriter and distriutor.

     3. PURCHASE OF SHARES FROM THE FUND

     (a) The Fund will offer, and the Distributor shall have the right to buy, the Fund shares needed to fill unconditional orders for shares of the Fund placed with the Distributor by the Accounts. The price which the Distributor shall pay for the shares of each Portfolio so purchased shall be the net asset value per share of such Portfolio, as determined on the basis set forth in
Section 3(c) of this Agreement.

     (b) The shares of each Portfolio are to be resold by the Distributor to the Accounts at the net asset value per share of such Portfolio.

     (c) On each day in which the net asset value of the shares of any Portfolio is determined, the Fund shall provide the Distributor with the net asset value of such shares by 5:30 p.m. New York City time or at such later time as shall be agreed to by the parties. The net asset value of such shares shall be determined in accordance with the method set forth in the Prospectus of the Fund.

     (d) The Fund shall have the right to suspend the sales of shares of any of its Portfolios at times when redemption of any such shares is suspended pursuant to the conditions set forth in Section 4(b) of this Agreement. The Fund shall also have the right to suspend the sale of shares of any or all of its Portfolios if trading on the New York Stock Exchange shall have been suspended, if a banking moratorium shall have been declared, or if there shall have been some other extraordinary event that, in the judgment of the Fund, makes it impracticable to sell any such shares.

     4. REDEMPTION OF SHARES BY THE FUND

     (a) Any of the outstanding shares of each Portfolio may be tendered for redemption at any time, and the Fund agrees to redeem any such shares so tendered in accordance with the applicable provisions of the Prospectus and
Article VII of the Fund's Articles of Incorporation. The redemption price is the net asset value per share next determined after the initial receipt of proper notice of redemption.

     (b) The right to redeem shares or to receive payment with respect to any redemption may be suspended only for any period during which trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission as a result of which disposal of a Portfolio's securities or determination of the net asset value of each Portfolio is not reasonably practicable, and for such other periods as the Securities and Exchange Commission may by order permit for the protection of shareholders of each Portfolio.

     5. DUTIES OF THE FUND

     (a) The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of the shares of the Fund.

     (b) The Fund shall take, from time to time, subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized shares and to register shares under the Securities Act of 1933, in order that there will be available for sale such number of shares as investors may reasonably be expected to purchase.

                                       -3-
     (c) The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of shares of each of its Portfolios for sale under the securities laws of such states as the Distributor and the Fund may approve, if such qualification is required by such securities laws. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion.

     6. DUTIES OF THE DISTRIBUTOR

     In selling the shares of the Fund, the Distributor shall use its best efforts to conform with the requirements of all federal and state laws and regulations, and the regulations of the National Association of Securities Dealers, Inc., relating to the sale of such securities. The Distributor is not authorized by the Fund to give any information or make any representations, other than those contained in the registration statement for the Fund and its shares, the Prospectus, and any sales literature specifically approved by the Fund. Nothing contained in this Agreement shall prevent the Distributor from entering into distribution arrangements with other investment companies.

     7. DURATION AND TERMINATION OF THIS AGREEMANT

     This Agreement shall become effective as of the date first written above and shall remain in force thereafter so long as it is approved at least annually by (i) a majority of the non-interested members of the Fund's Board of Directors; and (ii) a majority of the entire Board of Directors or a majority vote of the persons participating in each Portfolio.

     This Agreement may be terminated at any time without penalty on at least sixty days notice by the Fund's Board of Directors or by a majority vote of its shareholders, with respect to any Portfolio by a majority vote of the shareholders of the capital stock of such Portfolio, or by Distributor on sixty day's notice.

     This Agreement shall terminate automatically in the event of its assignment.


                                                THE PRUDENTIAL SERIES FUND, INC.


                                                By:
                                                    ----------------------------



                                                PRUCO SECURITIES CORPORATION


                                                By:
                                                    ----------------------------

                                   SCHEDULE A

                      SEPARATE ACCOUNTS CURRENTLY INVESTING
                  IN SHARES OF THE PRUDENTIAL SERIES FUND, INC.

I.   Separate Accounts of The Prudential Insurance Company of America

     1. The Prudential Individual Variable Contract Account

     2. The Prudential Qualified Individual Variable Contract Account

     3. The Prudential Variable Contract Account -- 24

     4. The Prudential Variable Appreciable Account

 II. Separate Accounts of Pruco Life Insurance Company

     1. Pruco Life Variable Insurance Account

     2. Pruco Life Variable Appreciable Account

     3. Pruco Life Single Premium Variable Life Account

     4. Pruco Life Single Premium Variable Annuity Account

     5. Pruco Life Variable Universal Account

III. Separate Accounts of Pruco Life Insurance Company of New Jersey

     1. Pruco Life of New Jersey Variable Insurance Account

     2. Pruco Life of New Jersey Variable Appreciable Account

     3. Pruco Life of New Jersey Single Premium Variable Life Account

     4. Pruco Life of New Jersey Single Premium Variable Annuity Account

IV.  Separate Accounts of The Prudential Life Insurance Company of Arizona

     None


                                      C-76